UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2015

Commission File Number: 000-53311

JayHawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

611 E. Sherman Ave., Coeur d’Alene, Idaho 83814

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2015, JayHawk Energy, Inc. (the “Company”) received a written notice of Matthew Wayrynen’s resignation as a member of the Company’s Board of Directors dated September 25, 2015. Mr. Wayrynen’s resignation is not the result of any disagreement with the policies, practices or procedures of the Registrant.

On October 1, 2015, Lindsay Gorrill tendered his resignation as a member of the Company’s Board of Directors. Mr. Gorrill’s resignation is not the result of any disagreement with the policies, practices or procedures of the Registrant.

On October 1, 2015, the Board of Directors accepted Kelly Stopher’s resignation as the Company’s interim President, Chief Executive Officer and Chief Financial Officer.

On October 1, 2015, the Company’s Board of Directors appointed Kelly Stopher as a member of the Board of Directors to fill a vacancy on the Board. Prior to being appointed to the Board of Directors, Mr. Stopher was formerly the Company’s interim President and Chief Executive Officer, positions which he had held since April 9, 2013. Additionally, Mr. Stopher held the position of Chief Financial Officer of the Company since September 28, 2010. From March, 2010 through September, 2010, Mr. Stopher worked for Allied Security.

On October 1, 2015, the Board of Directors appointed Scott Mahoney, CFA, age 40, to the positions of interim President, Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) for the Company. Mr. Mahoney will hold such positions until a replacement is appointed. Mr. Mahoney is the Chairman of the Company’s Board of Directors and has held that position since being appointed on April 17, 2015. Mr. Mahoney, acting in his capacity of Chairman of the Board of the Company, recused himself from voting on the approval of his appointment as interim President, CEO and CFO of the Company.

Prior to being appointed as interim President, CEO and CFO, Mr. Mahoney has held, and continues to hold, the positions of CEO and Manager for Vast Exploration, LLC (“Vast”) since June 2014. In addition to his role with Vast, Mr. Mahoney is the CEO of Vast Petroleum Corp. and has held that role since December of 2012. From October 2010 until November 2012 Mr. Mahoney was the CFO of American Standard Energy Corp. Mr. Mahoney began his career in oil and gas working for XOG Operating, LLC and Geronimo Holding Corporation in Midland Texas as a consultant and interim Chief Financial Officer in 2009 and 2010.  Prior to his entry into the oil and gas industry, Mr. Mahoney spent 13 years in corporate and investment banking with JP Morgan Chase, Key Bank, Wells Fargo, and ING.  Mr. Mahoney graduated with and holds a Bachelor’s of Arts in Political Science and Japanese from the University of New Hampshire. He graduated with an International MBA from Thunderbird in 2000.  Mr. Mahoney is a Chartered Financial Analyst.

On July 8, 2015 Vast entered into a Contract Operating Agreement with the Company. The approximate value of the transaction to Vast is two hundred twenty thousand dollars ($220,000) per year. Mr. Mahoney, as CEO and Manager of Vast, is deemed to be a beneficial owner of Vast’s interests under the agreement and therefore is deemed to have a material interest in the transaction. Mr. Mahoney, acting in his capacity of Chairman of the Board of the Company, recused himself from voting on the agreement. For more information concerning the Contract Operating Agreement please refer to the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 14, 2015.

On June 30, 2015 the Company entered into a Revolving Credit Note (“Note”) for the benefit of Vast. The Note was subsequently modified on August 6, 2015 and on September 25, 2015. The aggregate principal amount of the Note is one hundred fifty thousand dollars ($150,000). Mr. Mahoney, as CEO and Manager of Vast, is deemed to be a beneficial owner of Vast’s interests under the Note and therefore is deemed to have a material interest in the transaction. Mr. Mahoney, acting in his capacity of Chairman of the Board of the Company, recused himself from voting on the approval of the Note. For more information concerning the Note please refer to the Company’s Current Reports on Form 8-K filed with the SEC on July 6, 2015, August 11, 2015 and October 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JAYHAWK ENERGY, INC.

/s/ Scott Mahoney

______________________________

By:  Scott Mahoney

Title: Interim President, CEO & CFO